UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2022

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BPMC	Nasdaq Global Select Market

Item 1.01.  Entry into a Material Definitive Agreement.

Royalty Purchase

On June 30, 2022, Blueprint Medicines Corporation (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (“Royalty Pharma”), pursuant to which the Company sold to Royalty Pharma all of the royalties payable to the Company with respect to net sales by F. Hoffmann-La Roche Ltd and Genentech, Inc. (collectively, “Roche”), in all countries besides China, Hong Kong, Macau and Taiwan (collectively, “Greater China”) and the United States, of GAVRETO (pralsetinib) (the “Purchased Royalty Interest”) under the Collaboration Agreement, dated July 13, 2020, by and between the Company and Roche, as amended (the “Collaboration Agreement”). In consideration for the sale of the Purchased Royalty Interest, Royalty Pharma paid to the Company $175.0 million and has agreed to pay the Company certain milestone payments totaling up to $165.0 million, subject to the achievement of specified net sales milestones by Roche.

Under the Purchase Agreement, and in connection with its sale of the Purchased Royalty Interest, the Company has agreed to certain covenants with respect to the exercise of its rights under the Collaboration Agreement, including with respect to the Company’s right to amend, assign and terminate the Collaboration Agreement. The Purchase Agreement contains other customary terms and conditions, including representations and warranties, covenants and indemnification obligations in favor of each party.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Synthetic Royalty Facility

On June 30, 2022, the Company entered into a purchase and sale agreement (the “Synthetic Purchase Agreement”), with Garnich Adjacent Investments S.a.r.l. (the “Purchaser”), any other purchasers from time to time party thereto (collectively, the “Purchasers”), and Garnich Adjacent Investments S.a.r.l., as representative for the purchasers (the “Purchaser Representative”).

Under the Synthetic Purchase Agreement, the Purchasers are entitled to receive tiered, future royalty payments at a rate of 9.75% on up to $900 million each year of (i) aggregate worldwide annual net product sales of AYVAKIT (avapritinib), excluding in Greater China, and (ii) aggregate worldwide annual net product sales of BLU-263 (together with AYVAKIT, collectively, the “Products”), subject to a cumulative cap of 1.45 times the upfront invested capital or a total of $362.5 million. In the event that certain revenue targets are not achieved by specified dates, the royalty rate and cumulative cap shall be increased to 15% and 1.85 times the invested capital (or $462.5 million), respectively.

The transactions contemplated by the Synthetic Purchase Agreement are expected to close on July 22, 2022, subject to customary closing conditions. At the closing, in consideration for the sale of the Purchased Royalty Interest, the Purchaser will pay to the Company $250.0 million.

The Synthetic Purchase Agreement is subject to customary closing conditions and contains customary representations and warranties of the Company and the Purchasers, including with respect to organization, authorization and tax matters, indemnification obligations, and certain covenants with respect to payment, reports, intellectual property, in-licenses, out-licenses, and certain other actions with respect to the Products. Pursuant to the Synthetic Purchase Agreement, and an additional security agreement, the Purchaser Representative, for the benefit of the purchasers was granted a first priority security interest in and to all right, title and interest in, to and under the Products and certain regulatory approvals, intellectual property, material agreements, proceeds, tangible assets, and intangible assets related to the Products.

The foregoing description of the Synthetic Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Synthetic Purchase Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Debt Facility

On June 30, 2022, the Company entered into a financing agreement (the “Financing Agreement”) for up to $660.0 million among the Company, certain subsidiaries of the Company (together with the Company, the “Loan Parties”), the other lenders from time to time party thereto (the “Lenders” and each a “Lender”) and Tao Talents, LLC, as the administrative agent for the lenders (“Administrative Agent”). The Financing Agreement provides for (i) a senior secured term loan facility of up to $150.0 million (the “Term Loans” and (ii) a senior secured delayed draw term loan facility of up to $250.0 million to be funded in two tranches: (i) a Tranche A Delayed Draw Loan in an aggregate principal amount of $100.0 million (the “Tranche A Delayed Draw Term Loan”) and (ii) a Tranche B Delayed Draw Term Loan in an aggregate principal amount of up to $150.0 million (the “Tranche B Delayed Draw Term Loan, and together with the Tranche A Loan, the “Delayed Draw Term Loans”, and together with the Term Loans, the “Loans”). The Company may at any time request an incremental term loan in an amount not to exceed $260.0 million on terms to be agreed and subject to the consent of the Lenders providing such incremental term loan.

The Term Loans are expected to be funded on July 22, 2022. The Tranche A Delayed Draw Term Loan will be requested no later than May 22, 2023, the Tranche B Delayed Draw Term Loan may be requested no later than May 22, 2024, in each case, subject to customary terms and conditions, including, (i) in the case of the Tranche A Delayed Draw Term Loan, revenue from sales of AYVAKIT and BLU-263 outside of the CStone Territories of at least $115.0 million, measured as of the last day of the most recently ended four fiscal quarter period and (ii) in the case of the Tranche B Delayed Draw Term Loan, revenue from sales of AYVAKIT and BLU-263 outside of the CStone Territories of at least $200.0 million, measured as of the last day of the most recently ended four fiscal quarter period.

The Loans will mature on June 30, 2028 (the “Maturity Date”). Borrowings under the Financing Agreement bear interest at a variable rate equal to either the SOFR plus six and one half percent (6.50%) or the base rate plus five and one half percent (5.50%), subject to a floor of one percent (1%) and two percent (2%) with respect to the SOFR and base rate, respectively.

In the event a Loan is prepaid in whole or in part prior to the Maturity Date, the amount so prepaid or terminated will be subject to the following prepayment fees (the “Prepayment Premium”) from the date the applicable Loan is funded (such date, the “Funding Date”).

Prepayment Date	Premium
Prior to and on the date that is 36 months from the Funding Date	5%
On and after the date that is 37 months from the Funding Date, but less than 49 months from the Funding Date	3%
On and after the date that is 49 months from the Funding Date, but less than 61 months from the Funding Date	1%
On and after the date that is 61 months from the Funding Date	Par

Additionally, if a Loan is prepaid in whole or in part prior to the Maturity Date, on or prior to the date that is 24 months after the applicable Funding Date, the amount so prepaid or terminated will be subject to an additional premium equal to the present value of the amount of interest that would have been required to be paid through the date that is 24 months after the applicable Funding Date.

All obligations under the Financing Agreement will be secured, subject to certain exceptions, by security interests in the substantially all assets of the Company and certain of its subsidiaries (collectively, the “Collateral”).

The Financing Agreement contains negative covenants that, among other things and subject to certain exceptions, could restrict the Company’s ability to, incur additional liens, incur additional indebtedness, make investments, including acquisitions, engage in fundamental changes, sell or dispose of assets that constitute Collateral, including certain intellectual property, pay dividends or make any distribution or payment on or redeem, retire or purchase any equity interests, amend, modify or waive certain material agreements or organizational documents and make payments of certain subordinated indebtedness.

The Financing Agreement also requires the Company to have consolidated liquidity of at least (i) $50.0 million during the period commencing from the date on which the Term Loans are funded to the date which is the day before the first Delayed Draw Term Loans are funded and (ii) $80.0 million for each day thereafter. Additionally, the Financing Agreement contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default, including nonpayment of principal, interest and other amounts; failure to comply with covenants; the rendering of judgments or orders or default by the Company in respect of other material indebtedness; and certain insolvency, ERISA events and regulatory events.

The foregoing summary of the Financing Agreement is not complete and is qualified in its entirety by reference to the complete text of the Financing Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the headings “Synthetic Royalty Facility” and “Debt Facility” in Item 1.01 is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On June 30, 2022, the Company issued a press release announcing the Royalty Purchase, the Synthetic Royalty Facility and the Debt Facility, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Additionally, the Company presented a slide presentation to investors to provide an update and summary of the Royalty Purchase, the Synthetic Royalty Facility and the Debt Facility investments. A copy of the presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Blueprint Medicines Corporation press release dated June 30, 2022
99.2	Blueprint Medicines Corporation investor presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and incorporated as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: June 30, 2022	By:	/s/ Kathryn Haviland
Kathryn Haviland
Chief Executive Officer